Exhibit 99.1

TPG & Corpay Complete Acquisition of AvidXchange

Charlotte, N.C. – October 15, 2025 – AvidXchange Holdings, Inc. (“AvidXchange” or the “Company”) (Nasdaq: AVDX), a leading provider of accounts payable (AP) automation software and payment solutions, today announced that TPG and Corpay have completed their previously announced acquisition of the Company for $10.00 per share. The acquisition established AvidXchange as a private company valued at approximately $2.2 billion.

“We are truly excited to chart the next chapter in AvidXchange’s growth trajectory with the support of TPG and Corpay. As a private company, we look forward to building upon our 25+ years of industry leadership by accelerating innovation, delivering new and enhanced solutions to our customers, and creating further opportunities for our team,” said Mike Praeger, CEO of AvidXchange. “TPG and Corpay’s partnership will provide the necessary resources and long-term vision to help us scale our platform, capitalize on our momentum, and expand our ability to transform the AP process for our customers nationwide.”

“AvidXchange has long been at the forefront of AP automation, continuously innovating to streamline complex corporate payment workflows,” said John Flynn, Partner at TPG. “We’re excited to join forces with Corpay to partner with Michael and the AvidXchange team to accelerate growth and unlock its long-term potential as a private company,” added Tim Millikin, Partner at TPG.

“We’re thrilled to be in the game with Mike and his management team, and we see a path to a much higher growth and more profitable company over the midterm,” said Ron Clarke, Chairman and CEO of Corpay.

In the transaction, TPG acquired a majority interest in AvidXchange through TPG Capital, the firm’s large-scale U.S. and European private equity platform, and Corpay acquired a minority interest in the Company. The transaction was announced on May 6, 2025, approved by AvidXchange shareholders on September 16, 2025, and closed on October 15, 2025, following the satisfaction of required regulatory approvals and other customary closing conditions.

As a result of the closing of the transaction, AvidXchange shares have ceased trading and AvidXchange is no longer publicly listed on the Nasdaq Global Select Market.

Advisors

Financial Technology Partners and Barclays acted as financial advisors to AvidXchange. Latham & Watkins LLP acted as the Company’s legal advisor.

J.P. Morgan Securities LLC, Moelis & Company and RBC Capital Markets acted as financial advisors to TPG, and Davis Polk & Wardwell LLP and Schulte Roth & Zabel LLP acted as legal counsel to TPG.

Goldman Sachs acted as financial advisor to Corpay, and Eversheds Sutherland acted as legal counsel to Corpay.

About AvidXchange™

AvidXchange is a leading provider of accounts payable (“AP”) automation software and payment solutions for middle market businesses and their suppliers. AvidXchange’s software-as-a-service-based, end-to-end software and payment platform digitizes and automates the AP workflows for more than 8,500 businesses and it has made payments to more than 1,350,000 supplier customers of its buyers over the past five years. To learn more about how AvidXchange is transforming the way companies pay their bills, visit www.AvidXchange.com.

About TPG

TPG is a leading global alternative asset management firm, founded in San Francisco in 1992, with $261 billion of assets under management and investment and operational teams around the world. TPG invests across a broadly diversified set of strategies, including private equity, impact, credit, real estate, and market solutions, and our unique strategy is driven by collaboration, innovation, and inclusion. Our teams combine deep product and sector experience with broad capabilities and expertise to develop differentiated insights and add value for our fund investors, portfolio companies, management teams, and communities.

About Corpay

Corpay (NYSE: CPAY), the Corporate Payments Company, is a global S&P 500 provider of commercial cards (e.g, business cards, fleet cards, virtual cards) and AP automation solutions (e.g., invoice and payments automation, cross border payments) to businesses worldwide. Our solutions “keep business moving” and result in our customers better controlling purchases, mitigating fraud, and ultimately spending less. To learn more, visit www.corpay.com.

Contacts:

TPG

Courtney Power

media@tpg.com

Corpay

Investor Contact:

Jim Eglseder

Jim.Eglseder@corpay.com

770.417.4697

AvidXchange

Investor Contact:

Subhaash Kumar

Skumar1@avidxchange.com

813.760.2309